Exhibit 5.1

December 13, 2021

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Ladies and Gentlemen:

We have acted as special counsel for Baxter International Inc., a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to the assumption by the Company of the Hill-Rom Holdings, Inc. 2021 Stock Incentive Plan (the “Plan”) in connection with the Agreement and Plan of Merger, dated as of September 1, 2021, by and among the Company, Hill-Rom Holdings, Inc., an Indiana corporation (“Hill-Rom”), and Bel Air Subsidiary, Inc., an Indiana corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into Hill-Rom, with Hill-Rom continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Acquisition”). In connection with the consummation of the Acquisition, the Company assumed the Plan and, pursuant to the Registration Statement, is registering 667,640 shares of common stock, $1.00 par value per share, of the Company (the “Shares”) issuable upon the vesting of Hill-Rom restricted stock unit awards granted to non-employee directors of Hill-Rom under the Plan that were assumed (as converted pursuant to the terms of the Acquisition) by the Company at the closing of the Acquisition.

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended and currently in effect; (iii) the Bylaws of the Company, as amended and restated, as currently in effect; (iv) the Plan; and (v) certain resolutions adopted by the Board of Directors of the Company relating to, among other things, the approval of the Plan, the reservation for issuance of the Shares issuable thereunder and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

December 13, 2021 Page 2

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion letter is being furnished solely for the Company’s benefit in connection with the offer, sale and issuance of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP